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                                                                    Exhibit 99.1






                         Contacts:     Maryanne Lataif
                                       Activision, Inc,
                                       Vice President, Corporate Communications
                                       (310) 255-2704
                                       mlataif@activision.com

                                       Morgen-Walke Associates
                                       Andrea Kaimowitz/Katherine Mittelbusher
                                       (212) 850-5600
                                       Press: Sheryl Seapy/Amanda Christensen
                                       (415) 296-7383

                                       Michelle Dominguez
                                       Expert Software
                                       (305) 569-1310
                                       michelle_dominguez@expertsw.com

FOR IMMEDIATE RELEASE

                      ACTIVISION TO PAY FOR EXPERT SOFTWARE
                              ACQUISITION WITH CASH

Santa Monica, CA., Coral Gables, FLA. -- April 21, 1999 - Activision, Inc. (Nasdaq: ATVI) and Expert Software (Nasdaq: XPRT) jointly announced today that in connection with their previously announced pending merger transaction, the parties have amended the merger arrangement and Activision will now pay the merger consideration of $2.65 per Expert share solely in cash.

"By finalizing the merger consideration in cash, Activision will be able to complete the transaction more efficiently and realize the benefits of the merger sooner," states Ron Doornink, president of Activision, Inc.

Expert Software, Inc. (Nasdaq: XPRT) is a leading developer and publisher of high-quality, value-priced software. The Company specializes in sophisticated yet easy-to-use programs addressing a broad array of everyday consumer interests, including


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entertainment, education, lifestyle, productivity and small office/home office.
Expert Software can be found on the World Wide Web at http://www.expertsoftware.com.

Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment software for personal computers and advanced console game systems such as the PlayStation game console and Nintendo 64. Founded in 1979, Activision posted revenues of $370 million for the calendar year ended December 31, 1998.

Activision maintains publishing and development operations in the US, Canada, the United Kingdom, France, Germany, Japan and Australia, and distribution subsidiaries in the United Kingdom, Germany, The Netherlands and Belgium. More information about Activision and its products can be found on the company's World Wide Web site which is located at http://www.activision.com.


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The statements contained in this release that are not historical facts are
"forward-looking statements." The companies caution readers of this press release that a number of important factors could cause either Expert's or Activision's actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, and other factors that could affect Activision and Expert, are described in Activision's Annual Report on Form 10-K for the fiscal year ended March 31, 1998, and Expert's Form 10K and quarterly reports on Form 10-Q, which have been filed with the US Security and Exchange Commission. Readers of this press release are referred to such filings.